Exhibit 3.32

AMENDED AND RESTATED

REGULATIONS

OF

DELL MARKETING GP L.L.C.

A Delaware Limited Liability Company

Dated as of August 27, 2004

AMENDED AND RESTATED

REGULATIONS

OF

DELL MARKETING GP L.L.C.

These First Amended and Restated Regulations of Dell Marketing GP L.L.C. (the “Regulations”) is made and entered into, effective August 27, 2004, by Dell Global B.V., a Netherlands company (“Dell Global”), as the sole member of Dell Marketing GP L.L.C., a Delaware limited liability company (“DMGP”).

Recitals

A. Effective July 1, 2003, Dell Marketing Corporation, a Delaware corporation (“DMC”), adopted the Regulations of DMGP (the “Original Regulations”), as its sole member.

B. Effective August 26, 2004, Dell Computer Holdings Corp., a Delaware corporation (“DCHC”) and DMC entered into that certain Capital Contribution Agreement (the “Capital Contribution Agreement”) with various subsidiaries of Dell Inc., a Delaware Corporation (“Dell”), pursuant to which DMC contributed the membership interests in DMGP to DCHC.

C. Effective August 27, 2004, DCHC and Dell Global B.V. (“DGBV”) entered into that certain Adjacencies Business Contribution Agreement (the “Adjacencies Business Contribution Agreement”) pursuant to which DCHC contributed the membership interests in DMGP to DGBV.

NowDGBV hereby amends the Original Regulations and restates them in their entirety to read as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. As used in these Regulations, the following terms have the following meanings:

“Ac” means the Delaware Limited Liability Company Act and any successor statute, as amended from time to time.

“Affiliate” means any Person that directly or indirectly controls, is controlled by, or is under common control with the Person in question. As used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract, or otherwise.

“Certificate” has the meaning given that term in Section 2.1.

“Capital Contribution” means any contribution by a Member to the capital of the Company.

“Code” means the Internal Revenue Code of 1986, as amended, from time to time, and any successor statute.

“Company” means Dell Marketing GP L.L.C., a Delaware limited liability company.

“Corporate Functionary” has the meaning given that term in Section 6.1.

“Manager” means any Person or Persons named by the Member as Manger of the Company, but does not include any Person who has ceased to be a Manager of the Company.

“Member” means any Person executing these Regulations as of the date of these Regulations as a member or hereafter admitted to the Company as a member, but does not include any Person who has ceased to be a member in the Company.

“Person” means an individual or a corporation, limited liability company, partnership, trust, estate, unincorporated organization, association, or other entity.

“Proceeding” has the meaning given that term in Section 6.1.

1.2 Construction. Whenever the context requires, the gender of all words used in these Regulations includes the masculine, feminine, and neuter, and words of the singular number shall be deemed to include the plural number (and vice versa). Unless the context makes clear to the contrary, all references to an Article or a Section refer to articles and sections of these Regulations. The captions of the Articles, Sections, subsections and paragraphs hereof have been inserted as a matter of convenience of reference only and shall not affect the meaning or construction of any of the terms or provisions of these Regulations. As used in these Regulations, the term “including” shall mean “including, without Limitation.”

ARTICLE II

ORGANIZATION

2.1 Formation. The Company has been organized as a Delaware limited liability company by the filing of a Certificate of Formation (the “Certificate”) under and pursuant to the Act.

2.2 Name. The name of the Company is “Dell Marketing GP L.L.C.” and all Company business must be conducted in that name or such other names that comply with applicable law as the Member may select from time to time.

2.3 Registered Office; Registered Agent; Principal Office. The registered office and registered agent of the Company shall be the office and the initial registered agent named in the Certificate or such other office or agent as the Manager? may designate from time to time in the manner provided by law. The principal office of the Company shall be at such place as the Manager? may designate from time to time, which need not be in the State of Delaware. The Company may have such other offices as the Manager? may designate from time to time.

2.4 Purposes. The purpose of the Company is to transact any and all lawful business for which limited liability companies may be organized under the Act, and to do all things necessary or incidental thereto to the fullest extent permitted by law.

2.5 Foreign Qualification. Prior to the Company’s conducting business in any jurisdiction other than Delaware, the Manager? shall cause the Company to comply, to the extent procedures are available and those matters are reasonably within the control of the Manager?, with all requirements necessary to qualify the Company as a foreign limited liability company in that jurisdiction. The Manager? shall execute, acknowledge, swear to, and deliver all certificates and other instruments conforming to these Regulations that are necessary or appropriate to qualify, continue, and terminate the Company as a foreign limited liability company in all such jurisdictions in which the Company may conduct business or cease to conduct business.

2.6 Term. The Company commenced on June 30, 2003, and shall continue in existence until such time as the Member may specify.

2.7 Mergers and Exchanges. The Company may be a party to a merger, consolidation, or other reorganization of the types permitted by the Act.

2.8 No State-Law Partnership. The Member intends that the Company not be a partnership (including a limited partnership) or joint venture. This Section 2.8 shall not, however, prohibit the Company from becoming a partner or joint venturer of a partnership or joint venture with one or more other Persons.

ARTICLE III

MEMBERSHIP

3.1 Member. The sole Member of the Company is Dell Global B.V., a Netherlands company, which was admitted to the Company as a Member effective August 27, 2004.

3.2 Liability to Third Parties. No Member shall be liable for the debts, obligations, or liabilities of the Company (whether arising in contract, tort, or otherwise), including under a judgment, decree, or order of a court or arbitrator.

ARTICLE IV

CAPITAL CONTRIBUTIONS; DISTRIBUTIONS

4.1 Initial Contribution. The Member shall succeed to, and shall be deemed to have made, the Capital Contributions made by its predecessor in interest.

4.2 Subsequent Contributions. Additional Capital Contributions may be made by the Member at its discretion and shall be reflected in the books and records of the Company.

4.3 Distributions. From time to time the Manager? shall determine to what extent (if any) the Company’s cash on hand exceeds its current and anticipated needs, including for operating expenses, debt service, acquisitions, and a reasonable contingency reserve. Except as otherwise provided in Article LX, if such an excess exists, the Manager? may in its sole discretion cause the Company to distribute to the Member an amount in cash equal to that excess.

ARTICLE V

MANAGEMENT

5.1 Generally. Except for situations in which the approval of the Member is required by these Regulations or the Act, the powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed by or under the direction of, the Manager. The acts of the Manager, taken on behalf of the Company, shall be binding on the Company. Any Person dealing with the Company may rely on the authority of the Manager in taking any action in the name of the Company without inquiry into the provisions of these Regulations or compliance herewith, regardless whether that action is actually taken in accordance with the provisions of these Regulations. The Manager shall not be liable for any of the debts, obligations, liabilities, or contracts of the Company by virtue of managing the Company’s business nor shall the Manager be required to contribute or lend any funds to the Company.

5.2 Conflicts of Interest. The Manager at any time and from time to time may engage in and possess interests in other business ventures of any and every type and description, independently or with others, with no obligation to offer to the Company the right to participate in any such ventures. The Manger may transact business with the Member.

5.2	Officers, Managers, and Agents.

(a) General. The Manager may appoint officers or agents of the Company and may delegate to such officers or agents all or part of the powers, authorities, duties, or responsibilities possessed by or imposed on the Manager pursuant to this Agreement.

(b) Officers. The officers of the Company may consist of a President, one or more Vice Presidents, a Treasurer, one or more Assistant Treasurers, a Secretary, one or more Assistant Secretaries, and such other officers as the Manager may from time to time appoint. A single Person may hold more than one office. The officers shall be appointed from time to time by the Manager. Each officer shall hold office until his successor is chosen, or until his death, resignation, or removal from office. Each officer of the Company shall have such powers and duties with respect to the business and affairs of the Company, and shall be subject to such restrictions and limitations, as are described below or otherwise prescribed from time to time by the Manager; provided, however, that each officer shall at all times be subject to the direction and control of the Manager in the performance of such powers and duties.

(1) President. The President of the Company shall have all general executive rights, power, authority, duties, and responsibilities with respect to the management and control of the business and affairs of the Company. The President shall have full power and authority to bind the Company and to execute any and all contracts, agreements, instruments, or other documents for and on behalf of the Company, and any and all such actions properly taken by the President of the Company shall have the same force and effect as if taken by the Manager. Unless otherwise determined by the Manager, the President shall be the chief executive officer of the Company and may include those words in his title.

(2) Vice Presidents. Each Vice President of the Company shall have such duties and responsibilities with respect to the conduct of the business and affairs of the Company as are assigned from time to time by the Manager or the President. Each Vice President of the Company shall have full power and authority to bind the Company and to execute any and all contracts, agreements, instruments, or other documents for and on behalf of the Company, and any and all such actions properly taken by a Vice President of the Company shall have the same force and effect as if taken by the Manager.

(3) Treasurer and Assistant Treasurers. The Treasurer of the Company shall have responsibility for the custody and control of all funds of the Company and shall have such other powers and duties as may from time to time be assigned by the Manager or the President. The Treasurer of the Company may delegate to any Assistant Treasurer of the Company such of the Treasurer’s duties and responsibilities as the Treasurer deems advisable, and (subject to the control and supervision of the Treasurer) such Assistant Treasurer may exercise such delegated duties and responsibilities as fully, and with the same force and effect, as the Treasurer.

(4) Secretary and Assistant Secretaries. The Secretary of the Company shall prepare and maintain all records of Company proceedings and may attest the signature of any authorized officer of the Company on any contract, agreement, instrument, or other document and shall have such other powers and duties as may from time to time be assigned by the Manager or the President. The Secretary of the Company may delegate to any Assistant Secretary of the Company such of the Secretary’s duties and responsibilities as the Secretary deems advisable, and (subject to the control and supervision of the Secretary) such Assistant Secretary may exercise such delegated duties and responsibilities as fully, and with the same force and effect, as the Secretary.

Only the President or a Vice President of the Company shall have the power and authority to bind the Company and to execute a contract, agreement, instrument, or other document for and on behalf of the Company; neither the Treasurer, an Assistant Treasurer, the Secretary, or an Assistant Secretary of the Company shall have any power or authority to bind or sign on behalf of the Company (unless such Person is also the President or a Vice President of the Company, in which case, such power or authority must be exercised in his capacity as the President or a Vice President, as the case may be). Notwithstanding the above, (i) the Manager may establish from time to time limits of authority for any or all of the Company’s officers with respect to the execution and delivery of negotiable instruments or contracts for and on behalf of the Company, and (ii) the Manager may approve processes and procedures whereby the power and authority of the President or a Vice President to execute a contract, agreement, instrument, or other document on behalf of the Company may be delegated to another Person.

ARTICLE VI

INDEMNIFICATION

6.1 Right to Indemnification. The Company may indemnify persons who are or were a manager, officer, employee, or agent of the Company (each, a “Corporate Functionary”) both in their capacities as such and, if serving at the request of the Company, as a director, manager, officer, trustee, employee, agent, or similar functionary of another foreign or domestic Person, against any and all liability and reasonable expense that may be incurred by them in connection with or resulting from (a) any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, arbitrative, or investigative (a “Proceeding”), (b) an appeal in a Proceeding, or (c) any inquiry or investigation that could lead to a Proceeding, all to the fullest extent permitted by applicable law. The Company may pay or reimburse, in advance of the final disposition of the

Proceeding, all reasonable expenses incurred by any Corporate Functionary who was, is, or is threatened to be made a named defendant or respondent in a Proceeding to the fullest extent permitted by applicable law. The rights of indemnification provided for in this Article VI shall be in addition to all rights to which any Corporate Functionary may be entitled under any agreement or vote of Members or as a matter of law or otherwise.

6.2 Insurance. The Company may purchase or maintain insurance on behalf of any Corporate Functionary against any liability asserted against him and incurred by him as, or arising out of his status as, a Corporate Functionary, whether or not the Company would have the power to indemnify him against the liability under the Act or these Regulations; provided, however, that if the insurance or other arrangement is with a Person that is not regularly engaged in the business of providing insurance coverage, the insurance or arrangement may provide for payment of a liability with respect to which the Company would not have the power to indemnify the Corporate Functionary only if including coverage for the additional liability has been approved by the Member.

6.3 Savings Clause. If this Article VI or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless each Person indemnified pursuant to this Article VI as to costs, charges, and expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement with respect to any Proceeding to the fullest extent permitted by any applicable portion of this Article VI that shall not have been invalidated and to the fullest extent permitted by applicable law.

ARTICLE VII

BOOKS, RECORDS, ACCOUNTS, AND TAX MATTERS

7.1 Maintenance of Books. The Manager shall cause the Company to keep books and records of account and shall keep records of the formal resolutions of the Manager. The books of account for the Company shall be maintained on a cash or accrual basis (as determined by the Manager) in accordance with the terms of these Regulations.

7.2 Fiscal Year. The fiscal year of the Company shall be determined by the Member. Manager?

7.3 Bank and Investment Accounts. The Manager shall establish and maintain on behalf of the Company such banking and investment arrangements (including arrangements with respect to the establishment and maintenance of accounts with financial institutions) as from time to time become necessary, appropriate, or desirable in the opinion of the Manager. All resolutions set forth in a standard form resolution of any commercial bank or financial or investment institution at which one or more such accounts are established are hereby approved and adopted and shall constitute resolutions duly and validly adopted by the Manager, on behalf of the Company, as if set forth herein and may be certified as such.

7.4 Federal Income Tax Status. The Company shall be a disregarded entity for federal income tax purposes.

7.5 Tax Returns. The Manager shall cause to be prepared and filed all necessary federal and state tax returns for the Company.

ARTICLE VIII

DISSOLUTION, LIQUIDATION, AND TERMINATION

8.1 Dissolution. The Company shall dissolve and its affairs shall be wound up on the first to occur of the following:

(a) The election of the Member to do so; or

(b) The entry of a decree of judicial dissolution of the Company under Section 18-802 of the Act.

8.2 Liquidation and Termination. On dissolution of the Company, the Member Manager? shall appoint a liquidator. The liquidator shall proceed diligently to wind up the affairs of the Company and make final distributions as provided herein and in the Act. The costs of liquidation shall be borne by the Company as a Company expense. Until final distribution, the liquidator shall continue to operate the Company properties subject to the provisions of these Regulations. The steps to be accomplished by the liquidator are as follows:

(a) As promptly as possible after dissolution and again after final liquidation, the liquidator shall cause a proper accounting to be made of the Company’s assets, liabilities, and operations through the last day of the calendar month in which the dissolution occurs or the final liquidation is completed, as applicable;

(b) The liquidator shall pay, satisfy, or discharge from Company funds all of the debts, liabilities, and obligations of the Company (including all expenses incurred in liquidation) or otherwise make adequate provision for payment and discharge thereof (including the establishment of a cash escrow fund for contingent liabilities in such amount and for such term as the liquidator may reasonably determine); and

(c) All remaining assets of the Company shall be distributed to the Member.

8.3 Articles of Dissolution. On completion of the distribution of Company assets as provided herein, the Company shall be considered terminated, and the Manager? (or such other Person as the Act may require or permit) shall file Articles of Dissolution with the Secretary of State of Delaware, cancel any other filings made pursuant to Section 2.5, and take such other actions as may be necessary to terminate the Company.

ARTICLE IX

GENERAL PROVISIONS

9.1 Amendments to Regulations or Certificate. These Regulations and the Certificate may be amended or modified from time to time only by the Member.

9.2 Binding Effect. These Regulations are binding on and inure to the benefit of the Member and its successors and assigns.

9.3 Governing Law. These Regulations are governed by and shall be construed in accordance with the law of the State of Delaware.

9.4 Severability. In the event of a direct conflict between the provisions of these Regulations and any provision of the Certificate or any mandatory provision of the Act, the application provision of the Certificate or the Act, as the case may be, shall control. If any provision of these Regulations or the application thereof to any Person or circumstance is held invalid or unenforceable to any extent, the remainder of these Regulations and the application of that provision to other Persons or circumstances are not affected thereby and that provision shall be enforced to the greatest extent permitted by law.

9.5 Further Assurances. In connection with these Regulations and the transactions contemplated hereby, the Member shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of these Regulations and those transactions.

9.6 Creditors. None of the provisions of these Regulations shall be for the benefit of or enforceable by any creditor of the Company.

In witness whereof, the Member has executed these Regulations effective as of the date first set forth above.

MEMBER:

DELL GLOBAL B.V.
Address: Coengebouw

Kabelweg 37
1014 BA Amsterdam
The Netherlands

Date:	By:	/s/ Jeanine Van der Vlist /s/ Thomas Kruijver

First Amendment

to the Amended and Restated Regulations of

Dell Marketing GP L.L.C.

This First Amendment (this “First Amendment”) to the Amended and Restated Regulations of Dell Marketing GP L.L.C., a Delaware limited liability company (the “Company”), dated as of August 27, 2004 (the “Company LLC Agreement”), is made as of September 5, 2013.

WHEREAS, on May 17, 2010, the undersigned was assigned one hundred (100%) of the membership interests in the Company and thereupon became the Company’s sole member (the “Member”);

WHEREAS, as sole member, the Member has the power to amend the Company LLC Agreement pursuant to Section 9.1 of the Company LLC Agreement; and

WHEREAS, the Member wishes to amend the Company LLC Agreement in order to correctly reference the name of the Member and as further set forth below.

NOW, THEREFORE, the Company LLC Agreement is hereby amended as follows:

1. Amendment. The preamble of the Company LLC Agreement is hereby deleted in its entirety and replaced with the following: “These First Amended and Restated Regulations of Dell Marketing GP L.L.C. (the “Regulations”) made and entered into, effective August 27, 2004 by Dell Global B.V., a Netherlands company, are adopted by Dell Marketing Corporation, a Delaware corporation, as sole member of Dell Marketing GP L.L.C., a Delaware limited liability company (“DMGP”).

2. Amendment. The Recitals are hereby amended by deleting the standalone sentence after C. of the Recitals and inserting the following new D.: “D. Effective May 17, 2010, DGBV and Dell Marketing Corporation entered into that certain Purchase Agreement pursuant to which DGBV transferred the membership interests in DMGP to Dell Marketing Corporation.”

3. Amendment. The terms “Member Manager?” and “Manager?” are hereby deleted every place they appear in the Company LLC Agreement and replaced with “Manager”.

4. Amendment. Section 3.1 is hereby deleted in its entirety and replaced with: “3.1 The sole Member of the Company is Dell Marketing Corporation, a Delaware corporation.”

5. Effect of Agreement. Except as otherwise set forth in this First Amendment, all terms and conditions set forth in the Company LLC Agreement shall remain in full force and effect.

6. Governing Law. This First Amendment shall be governed by and construed in accordance with the laws of the State of Delaware without regard to otherwise governing principles of conflicts of law.

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Dell - Internal Use - Confidential

IN WITNESS WHEREOF, the Member has executed this First Amendment, effective as of the date first set forth above.

MEMBER:

DELL MARKETING CORPATION

By:	/s/ Janet B. Wright
Name:	Janet B. Wright
Title:	Vice President and Assistant Secretary

Dell - Internal Use - Confidential